Exhibit 99.1

SAKS INCORPORATED REPORTS THIRD QUARTER RESULTS

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (November 16, 2004)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended October 30, 2004.

The Company operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates and Club Libby Lu specialty stores. SFAE is comprised of Saks Fifth Avenue luxury department stores and Saks Off 5th outlet stores.

Overview of Results

Saks Incorporated recorded a net loss of ($24.8) million, or ($.18) per share, for the third quarter ended October 30, 2004, compared to net income of $12.4 million, or $.09 per share, last year. The current year third quarter included net charges of ($17.5) million (net of taxes), or ($.13) per share, primarily related to the planned closing of 12 SFAE stores. The comparable prior year period included net gains of $5.5 million (net of taxes), or $.04 per share. Management estimates that this year’s third quarter results were also negatively affected by $.03 per share related to hurricane activity in the Southeastern U.S.

For the nine months ended October 30, 2004, the Company recorded a net loss of ($31.7) million, or ($.23) per share, compared to net income of $1.0 million, or $.01 per share, last year. The current year period included net charges of ($22.2) million (net of taxes), or ($.16) per share, primarily related to the planned closing of 12 SFAE stores and the disposition of other stores. The comparable prior year period included net gains of $10.0 million (net of taxes), or $.07 per share.

Operating income (loss) by segment (in millions) was as follows:

	Quarter Ended		Nine Months Ended
	Oct. 30, 2004	Nov. 1, 2003	Oct. 30, 2004	Nov. 1, 2003
SDSG	$1,125	$20,905	$34,413	$57,932
SFAE	25,930	27,341	62,313	38,211
Items not allocated	(40,843)	(20,445)	(69,414)	(34,429)

Total	$(13,788)	$27,801	$27,312	$61,714

Items not allocated to the business segments are comprised of the cost of services performed on behalf of the entire company and those items not considered by corporate management in assessing segment operating performance, such as impairments, gains or losses on long-lived assets, store closing charges, and certain severance costs.

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SFAE’s year-to-date operating income increased by 63% to $62.3 million from $38.2 million last year. This improvement was driven by solid comparable store sales growth in spite of a reduction in promotional activity, and was accomplished while investing in key strategic initiatives and absorbing certain costs related to organizational changes.

SDSG experienced a 41% decline in year-to-date operating income to $34.4 million from $57.9 million in the prior year. The decrease primarily related to difficult sales trends beginning in the second quarter, particularly in SDSG’s northern stores.

Comments on Third Quarter Performance

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, noted, “We have continued our progress toward building sustainable growth and a value-creating luxury retail enterprise at SFAE, while at SDSG, the difficult sales trend that emerged in the second quarter and persisted throughout the third quarter led to performance that was below our expectations for the period.”

SFAE

Martin commented, “For the third quarter, SFAE’s operating income declined modestly from the prior year, reflecting a 4.3% increase in comparable store sales, improved gross margin performance driven by a systematic reduction in the level of promotional activity, offset by increased SG&A expenses primarily related to continued investment in key strategic store and marketing initiatives, including an increased number of sales associates and related compensation. Hurricane activity affected SFAE third quarter comparable store sales by approximately $6 million, or 100 basis points.”

On Friday, the Company named Andrew Jennings President and COO of Saks Fifth Avenue, and Ron Frasch Vice Chairman and Chief Merchant of Saks Fifth Avenue. Martin commented, “We have the appropriate strategies and leadership at SFAE to achieve our long-term objectives in this business.”

During the quarter, SFAE opened Saks Fifth Avenue stores in Raleigh, North Carolina and Plano, Texas and closed its Off 5th store in Worcester, Massachusetts. Martin noted, “After completing an extensive review of our SFAE store base, we announced plans to close six Saks Fifth Avenue stores and two additional Off 5th stores by fiscal year end and three additional Saks Fifth Avenue stores in the future. One of the Saks Fifth Avenue stores to be closed will be converted into an Off 5th store (in Hilton Head, South Carolina). These actions will permit our team to focus capital, inventory, and other resources on our most productive units and will further strengthen our brand.”

Total SFAE store activity for the year includes opening the two new Saks Fifth Avenue stores mentioned above, opening one new Off 5th store, and closing the six Saks Fifth Avenue stores and three Off 5th stores outlined above. Consequently, SFAE’s net square footage will decline by approximately 100,000 square feet to 7.8 million square feet by fiscal year end.

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SDSG

“SDSG’s third quarter sales and gross margin performance led to disappointing operating results at this segment,” noted Martin. “At SDSG, the deterioration in the sales trend that began in the second quarter continued throughout the third quarter, resulting in a 2.6% third quarter comparable store sales decline. Sales have been particularly challenging in our northern SDSG stores. Third quarter SDSG results also were negatively affected by the hurricane activity in the Southeast, which accounted for approximately $7 million of lost sales, or 90 basis points, for the quarter. Below-plan sales triggered higher markdowns leading to the year-over-year decline in gross margin rate for the period.

“In the midst of the difficult sales environment, expenses are being managed carefully. Excluding front-end expenses related to supply chain management initiatives, third quarter SG&A expenses at SDSG were below last year’s levels. These supply chain initiatives are aimed at developing enhanced decision-making tools and business processes to improve the productivity of our inventory investment.”

Martin stated, “Our real estate focus for SDSG remains on strengthening our positioning in core markets, adding stores in select new markets, and closing unproductive units in order to most efficiently focus our resources and enhance our overall productivity.”

In the third quarter, SDSG opened its new Younkers store in the Jordan Creek Town Center in Des Moines, Iowa and its new Proffitt’s store in the Riverchase Galleria Mall in Birmingham, Alabama, both showcasing numerous initiatives to create excitement and differentiation in the shopping experience.

In addition to the two new stores mentioned above, total SDSG activity for the year includes opening one replacement store and closing seven underperforming stores. SDSG’s net square footage will decline by approximately 600,000 square feet to 25.9 million square feet by fiscal year end.

Balance Sheet Comments

Inventories at October 30, 2004 totaled $1.86 billion, a 5.8% increase over the prior year third quarter. Comparable store inventories increased approximately 4% over last year.

During the quarter, the Company purchased approximately 5.5 million shares of common stock for a total cash outlay of approximately $67 million, bringing the year-to-date total to 6.2 million shares for a total cash outlay of approximately $79 million. There are approximately 15.7 million shares of remaining availability under the Company’s repurchase authorization.

The Company ended the quarter with approximately $75 million of cash on hand and $75 million in principal borrowings on its $800 million revolving credit facility. Total debt at October 30, 2004 was approximately $1.50 billion, and debt-to-capitalization was 43.6%.

Outlook for Fourth Quarter

For the fourth quarter, management anticipates flat comparable store sales at SDSG with a continuation of the more favorable sales environment at SFAE.

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Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the third quarter ended October 30, 2004 compared to last year’s third quarter ended November 1, 2003 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$846.5	$866.0	(2.2)%	(2.6)%
SFAE	635.1	601.1	5.6%	4.3%

Total	$1,481.6	$1,467.1	1.0%	0.3%

Total sales (in millions) for the nine months ended October 30, 2004 compared to the nine months ended November 1, 2003 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$2,474.8	$2,416.0	2.4%	1.8%
SFAE	1,897.4	1,670.1	13.6%	11.9%

Total	$4,372.2	$4,086.1	7.0%	5.9%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Nine Months Ended
	Oct. 30, 2004	Nov. 1, 2003	Oct. 30, 2004	Nov. 1, 2003
SDSG leased commissions	$3.4	$3.8	$11.5	$12.0
SFAE leased commissions	5.3	5.1	18.0	15.8

Total leased commissions	$8.7	$8.9	$29.5	$27.8

Company Information

At quarter end, Saks operated 241 SDSG stores with 26.4 million square feet, 64 Saks Fifth Avenue stores with 6.7 million square feet, and 53 Off 5th units with 1.5 million square feet. During the quarter, the Company opened seven mall-based Club Libby Lu stores, bringing the quarter-end total to 35.

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, November 16, 2004 to discuss third quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 4815913).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

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To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	October 30, 2004		November 1, 2003
Net sales	$1,481,645	100.0%	$1,467,147	100.0%
Cost of sales	901,282	60.8%	896,498	61.1%

Gross margin	580,363	39.2%	570,649	38.9%

Selling, general and administrative expenses	408,715	27.6%	388,653	26.5%
Other operating expenses:
Property and equipment rentals	55,238	3.7%	54,802	3.7%
Depreciation & other amortization	57,935	3.9%	58,294	4.0%
Taxes other than income taxes	40,413	2.7%	36,633	2.5%
Store pre-opening costs	3,568	0.2%	2,730	0.2%
Impairments and dispositions	28,282	1.9%	1,736	0.1%

Operating income (loss)	(13,788)	-0.9%	27,801	1.9%
Other income (expense):
Interest expense	(27,283)	-1.8%	(26,161)	-1.8%
Other income (expense), net	103	0.0%	321	0.0%

Income (loss) before provision (benefit) for income taxes	(40,968)	-2.8%	1,961	0.1%

Provision (benefit) for income taxes	(16,153)	-1.1%	(10,392)	-0.7%

Net income (loss)	$(24,815)	-1.7%	$12,353	0.8%

Basic earnings (loss) per common share:	$(0.18)		$0.09
Diluted earnings (loss) per common share:	$(0.18)		$0.09

Weighted average common shares:
Basic	138,249		136,894
Diluted	138,249		140,950

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Nine Months Ended
	October 30, 2004		November 1, 2003
Net sales	$4,372,195	100.0%	$4,086,111	100.0%
Cost of sales	2,693,318	61.6%	2,541,729	62.2%

Gross margin	1,678,877	38.4%	1,544,382	37.8%

Selling, general and administrative expenses	1,165,253	26.7%	1,051,040	25.7%
Other operating expenses:
Property and equipment rentals	157,648	3.6%	150,999	3.7%
Depreciation & other amortization	165,425	3.8%	162,976	4.0%
Taxes other than income taxes	122,779	2.8%	112,345	2.7%
Store pre-opening costs	4,807	0.1%	4,991	0.1%
Impairments and dispositions	35,653	0.8%	317	0.0%

Operating income	27,312	0.6%	61,714	1.5%
Other income (expense):
Interest expense	(79,411)	-1.8%	(82,926)	-2.0%
Other income (expense), net	241	0.0%	5,313	0.1%

Income (loss) before provision (benefit) for income taxes	(51,858)	-1.2%	(15,899)	-0.4%

Provision (benefit) for income taxes	(20,129)	-0.5%	(16,912)	-0.4%

Net income (loss)	$(31,729)	-0.7%	$1,013	0.0%

Basic earnings (loss) per common share:	$(0.23)		$0.01
Diluted earnings (loss) per common share:	$(0.23)		$0.01

Weighted average common shares:
Basic	140,289		140,208
Diluted	140,289		142,649

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	October 30, 2004	November 1, 2003
ASSETS
Current assets
Cash and cash equivalents	$74,521	$279,239
Merchandise inventories	1,856,358	1,753,887
Other current assets	169,591	161,252
Deferred income taxes, net	73,774	69,678

Total current assets	2,174,244	2,264,056

Property and equipment, net	2,034,696	2,118,004
Goodwill and intangibles, net	324,363	325,941
Deferred income taxes, net	153,426	149,436
Other assets	89,268	57,284

TOTAL ASSETS	$4,775,997	$4,914,721

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$562,490	$582,034
Accrued expenses and other current liabilities	515,630	511,049
Current portion of long-term debt	76,123	81,500

Total current liabilities	1,154,243	1,174,583

Long-term debt	1,428,095	1,249,175
Other long-term liabilities	241,272	284,895

Total shareholders’ equity	1,952,387	2,206,068

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,775,997	$4,914,721

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	October 30, 2004	November 1, 2003
Net Sales:
Saks Department Stores Group	$846,571	$866,066
Saks Fifth Avenue Enterprises	635,074	601,081

	$1,481,645	$1,467,147

Operating Income:
Saks Department Stores Group	$1,125	$20,905
Saks Fifth Avenue Enterprises	25,930	27,341
Items not allocated	(40,843)	(20,445)

	$(13,788)	$27,801

Depreciation and Amortization:
Saks Department Stores Group	$32,353	$31,114
Saks Fifth Avenue Enterprises	24,814	26,294
Other	768	886

	$57,935	$58,294

Total Assets:
Saks Department Stores Group	$2,395,226	$2,371,306
Saks Fifth Avenue Enterprises	1,806,728	1,796,521
Other	574,043	746,894

	$4,775,997	$4,914,721

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Nine Months Ended
	October 30, 2004	November 1, 2003
Net Sales:
Saks Department Stores Group	$2,474,762	$2,416,003
Saks Fifth Avenue Enterprises	1,897,433	1,670,108

	$4,372,195	$4,086,111

Operating Income:
Saks Department Stores Group	$34,413	$57,932
Saks Fifth Avenue Enterprises	62,313	38,211
Items not allocated	(69,414)	(34,429)

	$27,312	$61,714

Depreciation and Amortization:
Saks Department Stores Group	$90,486	$86,343
Saks Fifth Avenue Enterprises	73,077	72,754
Other	1,862	3,879

	$165,425	$162,976

Total Assets:
Saks Department Stores Group	$2,395,226	$2,371,306
Saks Fifth Avenue Enterprises	1,806,728	1,796,521
Other	574,043	746,894

	$4,775,997	$4,914,721

SAKS INCORPORATED

SUMMARY OF CHARGES AND GAINS

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended		(UNAUDITED) Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Summary of (Charges) and Gains:

Planned Closing of 12 SFAE stores:
Impairments and Dispositions	$(26,358)	$—	$(26,358)	$—
SG&A (principally severance)	(1,153)	—	(1,153)	—

Other Closings and Dispositions and Long-Lived Asset Impairments:
Impairments and Dispositions	(1,924)	(1,736)	(9,295)	(317)

Sale of Credit Card Portfolio:
Other Income (Expense)	—	—	—	4,968

Severance and Other Items:
SG&A	—	(7,128)	—	(6,461)

Income Taxes:
Income Tax Effect of Above Items	10,744	3,235	13,435	661
Resolution of Income Tax Issues	1,200	11,110	1,200	11,110

Net, After-Tax Certain Gains and Charges	$(17,491)	$5,481	$(22,171)	$9,961

Cash/Non-Cash Summary of (Charges) and Gains:

Cash Gains and Charges	$(3,153)	$(5,205)	$(3,153)	$(5,793)
Non-Cash Gains and Charges	(26,282)	(3,659)	(33,653)	3,983
Income Tax Effect	11,944	14,345	14,635	11,771

Net, After-Tax Certain Gains and Charges	$(17,491)	$5,481	$(22,171)	$9,961